                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                            [ ] Confidential, for Use of the Commission Only
                                                               (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               EXIDE CORPORATION
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                               EXIDE CORPORATION
                                 ------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                    Bloomfield Hills, Michigan
                                                                 July 19, 1996

To the Stockholders:

  The Annual Meeting of Stockholders of Exide Corporation will be held on August 14, 1996, at 10:00 a.m. at the Inn at Reading, 1040 North Park Road, Wyomissing, Pennsylvania, for the following purposes:

  1.  To elect the Company's Board of Directors;

  2.  To approve the Company's fiscal 1997 bonus plan;

  3.  To approve the Company's 1996 Non-Employee Directors Stock Plan;

  4. To approve the issuance of Common Stock upon conversion of the Company's 2.90% Convertible Senior Subordinated Notes due 2005;

  5. To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000;

  6. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the current fiscal year; and

  7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only stockholders at the close of business on July 12, 1996 will be entitled to vote at the meeting or any adjournment or postponement thereof.


                                  By order of the Board of Directors



                                  Bernard F. Stewart
                                  Secretary


  PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                               EXIDE CORPORATION
                          1400 North Woodward Avenue
                       Bloomfield Hills, Michigan  48304


                                ---------------
                                PROXY STATEMENT
                                ---------------


                                 July 19, 1996

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Exide Corporation (the "Company") to be used at the Annual Meeting of Stockholders of the Company on August 14, 1996, to be held at the Inn at Reading, 1040 North Park Road, Wyomissing, Pennsylvania. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about July 19, 1996. The Company's Annual Report to stockholders for fiscal year ended March 31, 1996, is enclosed.

  Only stockholders of record at the close of business on July 12, 1996 will be entitled to vote at the meeting. As of such date, there were 20,927,103 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote.

  The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

  The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

  Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and the inspectors will determine whether a quorum is present. The directors to be elected at the meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

  Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the other proposals. Approval of the Company's fiscal 1997 bonus plan and 1996 Non-Employee Directors Stock Plan and of the issuance of Common Stock upon conversion of the Company's 2.90% Convertible Senior Subordinated Notes due 2005 and ratification of the appointment of the independent auditors each requires the approval of a majority of the shares of Common Stock present in person or by proxy and entitled to vote; and approval of the amendment to the Company's certificate of incorporation to increase the authorized number of shares of Common Stock requires approval of a majority of the outstanding shares of Common Stock. Thus, abstentions on these proposals will have the effect of votes against them.

  Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. For example, brokers holding shares of Common Stock in street name who do not receive instructions are entitled to vote on the election of directors, approval of the 1996 Non-Employee Directors Stock Plan, approval of the increase in the Company's authorized Common Stock and ratification of the appointment of the independent auditors. However, brokers may not vote shares held for customers on the other proposals without specific instructions from such customers. Under applicable Delaware law, "broker non-votes" (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) with respect to the proposals to approve the Company's fiscal 1997 bonus plan and the issuance of Common Stock upon conversion of the Company's 2.90% Convertible Senior Subordinated Notes due 2005 will be considered not entitled to vote on such proposals and thus will not be counted in determining whether such proposals receive affirmative votes of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. Therefore, broker non-votes with respect to such proposals will have no effect on the outcome of such proposals, although broker non-votes are counted in determining the existence of a quorum.


                           1.  ELECTION OF DIRECTORS

  The directors to be elected at this meeting will serve until the next annual meeting or until their successors are elected. Each of the nominees for election as a director has agreed to serve if elected. All of the nominees are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. Nominees receiving a plurality of votes of shares of Common Stock present in person or by proxy at the meeting will be elected as directors.

  The following table sets forth certain information with respect to each nominee.


                                          PRINCIPAL OCCUPATION
NAME                   AGE                  AND DIRECTORSHIPS
- ----                   ---                --------------------
Arthur M. Hawkins    53     President, Chief Executive Officer and Director of
                              the Company since 1985 and Chairman since October
                              1989. Mr. Hawkins is also a director of Yuasa-
                              Exide, Inc. which is 13.5% owned by the Company.
                              Prior to joining Exide in June 1985, Mr. Hawkins
                              was Group Executive of ITT's worldwide automotive
                              operations. He has spent twenty years in the
                              automotive industry including six years with
                              Tenneco Automotive as a Senior Vice President of
                              their Automotive Division, General Manager of
                              Walker Manufacturing Company and Operations Vice
                              President of Monroe Automotive Equipment Company.
                              Prior to joining Tenneco Automotive, he held
                              various managerial and executive positions with
                              Chrysler Corporation, including assignments to
                              Latin America, Mexico, Australia, Europe and North
                              America.

 Douglas N. Pearson  52     Executive Vice President, President--North American
                              Operations of the Company primarily responsible
                              for its automotive business since June 1985 and a
                              director since March 1988. Prior to joining Exide,
                              Mr. Pearson was Vice President of Sales and
                              Marketing for Monroe Automotive Equipment Company,
                              a division of Tenneco Automotive. Mr. Pearson
                              spent fifteen years with Tenneco Automotive and
                              held various managerial and executive positions
                              within their Automotive Division including
                              Regional Sales Manager, Vice President of National
                              Account Sales and Vice President of Corporate
                              Planning, Development and Far East Operations.


                                            Principal Occupation
     Name           Age                       and Directorships
     ----           ---                     --------------------
Alan E. Gauthier     48    Executive Vice President and Chief Financial Officer
                             since October 1993 and a director since August
                             1995. Prior to that time he had been Vice
                             President--Finance since May 1989. Before joining
                             the Company, he was Senior Vice President and
                             Chief Financial Officer of Airwork Corporation and
                             prior to that held senior financial positions with
                             Commodore Business Machines, Inc. and General
                             Electric Co.

Earl Dolive          78    Director of the Company since October 1993. Prior to
                             his retirement, Mr. Dolive had been employed by
                             Genuine Parts Company since 1937. At Genuine Parts
                             Company, Mr. Dolive served in various capacities,
                             including Vice Chairman of the Board of
                             Directors, Executive Vice President and Chief
                             Financial Officer.

Robert H. Irwin      68    Director of the Company since July 1990. Mr. Irwin
                             is currently retired and serves various companies
                             in a consulting capacity. Prior to his retirement,
                             Mr. Irwin held the office of President of The
                             Batesville Casket Company, a subsidiary of
                             Hillenbrand Industries, for seven years. Mr.
                             Irwin's career also includes 30 years at Chrysler
                             Corporation in a variety of engineering and
                             managerial positions. Mr. Irwin is also a director
                             of Le Roy Industries, Inc. (a manufacturer of
                             automotive parts).

Arthur R. Taylor     67    Director of the Company since October 1993. Prior to
                             his retirement, Mr. Taylor gained 35 years of
                             financial and manufacturing experience in a
                             variety of positions, including Director--
                             Corporate Studies and Director--Finance &
                             Operations of Chrysler Corporation and Canadian
                             Representative for the Vertol Division of The
                             Boeing Company.


Meetings of the Board of Directors and Committees; Compensation of Directors

  The Board of Directors held eight meetings during fiscal 1996. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which he served.

  The Board of Directors has a Compensation Committee and an Audit Committee. The nominees who are members of the Compensation Committee are Mr. Irwin (Chairman), Mr. Dolive and Mr. Taylor. The responsibilities of the Compensation Committee include reviewing and approving executive remuneration and supervising the administration of the Company's employee benefit plans. The Compensation Committee met two times during fiscal 1996. The nominees who are members of the Audit Committee are Mr. Taylor and Mr. Dolive. Mr. Taylor has been appointed Chairman of the Audit Committee effective August 14, 1996. The responsibilities of the Audit Committee include recommending to the Board of Directors the independent certified public accountants to be selected to conduct the Company's annual audit and reviewing the accounting and financial controls used by the Company. The Audit Committee met seven times during fiscal 1996. The Company does not have a nominating committee.

     Directors who are not officers or employees of the Company receive a quarterly retainer fee of $7,000 plus reimbursement of expenses for attending each meeting of the Board of Directors or any committee thereof.


Stock Ownership

     The following table sets forth, as of July 12, 1996, certain information regarding beneficial ownership of Common Stock by the Company's directors and executive officers and by each person and entity that, to the knowledge of the Company based upon filings with the Securities and Exchange Commission ("SEC"), beneficially owned more than five percent of the Common Stock. Except as indicated in the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Except as otherwise indicated, the address of each person listed below is the address of the Company.


                                                  NUMBER OF          PERCENT
               NAME OF BENEFICIAL OWNER           SHARES (A)         OF CLASS
               ------------------------           ----------         --------

        Arthur M. Hawkins.......................  2,345,942           11.2%

        Douglas N. Pearson......................    504,075            2.4%

        William J. Rankin.......................    113,245             *

        Alan E. Gauthier........................     40,620(b)          *

        George J. Tinker                                 --             --

        Earl Dolive.............................      2,500             *

        Timothy O. Fisher (c)...................      2,200             *

        Robert H. Irwin.........................      7,200             *

        Arthur R. Taylor........................        200             *

        Lawrence M. Wagner (c)..................      2,200             *

        All directors and executive
          officers of the Company as a
          group (10 persons)....................  3,018,182           14.4%

        FMR Corp (d)............................  2,345,606           11.2%
          82 Devonshire Street
          Boston, MA  02109

        T. Rowe Price Associates, Inc. (d)......  2,415,980           11.2%
          100 E. Pratt Street
          Baltimore, MD  21202

        Putnam Investments, Inc. (d)............  2,181,600           10.4%
          One Post Office Square
          Boston, MA  02109

        Wilmington Securities, Inc. (e).........  1,890,884            9.0%
          824 Market Street, Suite 900
          Wilmington, DE  19801

        State of Wisconsin Investment Board.....  1,665,000            8.0%
          P. O. Box 7842
          Madison, WI  53707


- ----------------
     * Less than 1%.

(a) The following numbers of the shares shown as beneficially owned are subject to vesting requirements: Mr. Hawkins--240,406; Mr. Pearson--61,840; Mr. Rankin--30,920; Mr. Gauthier--30,920; all directors and executive officers as a group--364,086. See "Executive Compensation--Stock Award Plan."
     Mr. Hawkins' shares include 5,000 shares owned by his children as to which he disclaims beneficial ownership and Mr. Gauthier's shares include 700 shares held by his wife and children as to which he disclaims beneficial ownership.

(b) Includes 8,000 shares issuable upon the exercise of presently exercisable stock options.

(c) Mr. Fisher and Mr. Wagner have each determined not to stand for re-election as a director at the Annual Meeting.

(d) These holders report that they are investment advisors with varying degrees of power to direct investments and note securities which are, in some cases, held by others. Certain of such reports disclaim beneficial ownership of all or portions of the securities.

(e) This holder is an indirect wholly-owned subsidiary of The Hillman Company, which is controlled by a trust for the benefit of Henry L. Hillman. The trustees of such trust, Mr. Hillman, C.G. Grefenstette and Elsie H. Hillman, share voting and investment power over the stock of Hillman.
     Mr. Wagner, who is both a director and an officer of Hillman, and Mr. Fisher, who is an officer of Hillman, disclaim beneficial ownership of the securities of the Company owned by this holder.

Executive Compensation

     The table below shows information concerning compensation for the Company's executive officers for each of the last three fiscal years.

                                                    Summary Compensation Table

                                                                                              Long Term
                                                            Annual Compensation              Compensation
                                                          -----------------------     ---------------------------
                                                                                        Restricted    Securities
                                                                                          Stock       Underlying       All Other
                                             Fiscal Year     Salary      Bonus(1)     Award(s)($)(2)  Options (#)   Compensation (3)
                                             -----------   ----------  ------------   --------------  -----------   ----------------
Arthur M. Hawkins..........................      1996       $900,000         --0--                        --0--              $ 7,950
  President and Chief Executive Officer          1995        662,500      $349,900         --0--          --0--               16,462
                                                 1994        550,000       550,000         --0--          --0--                9,160

Douglas N. Pearson.........................      1996       $450,000         --0--         --0--          --0--              $15,887
  Executive Vice President, President--          1995        331,250      $174,900         --0--          --0--               22,496
  North American Operations                      1994        275,000       275,000         --0--          --0--               20,166

Alan E. Gauthier...........................      1996       $300,000         --0--         --0--          40,000             $16,019
  Executive Vice President and                   1995        206,200      $ 84,000         --0--          --0--               22,806
  Chief Financial Officer(4)                     1994        155,400       129,720         --0--          --0--               20,529

George J. Tinker...........................      1996       $325,000      $210,000         --0--          --0--                --0--
  Vice President and Chairman                    1995        199,946       140,040      $64,500 (6)       --0--              $12,835
  Exide Holding Europe(5)                        1994          --0--         --0--         --0--          --0--                --0--

William J. Rankin..........................      1996       $230,000         --0--         --0--          --0--              $17,047
  Executive Vice President--Group                1995        170,260      $ 72,000         --0--          --0--               21,493
  Operations                                     1994        150,250       120,000         --0--          --0--               19,071

- ----------------
(1) Bonus amounts shown are those accrued for and paid in or after the end of the fiscal year listed.
(2) The number and value of the aggregate restricted stock holdings of each of the named executive officers at March 29, 1996 was as follows: Mr. Hawkins, 240,406 ($5,619,490); Mr. Pearson, 61,840 ($1,445,510); Mr. Gauthier,
     30,920 ($722,755); Mr. Tinker, none; and Mr. Rankin, 30,920 ($722,755).
     The shares of restricted stock held by Messrs. Hawkins, Pearson, Gauthier and Rankin will vest on the fifth anniversary of the original grant date. See "Stock Award Plan" below. Each of such named executive officers is entitled to dividends paid on such restricted stock holdings.
(3) Includes for fiscal 1996 (a) accrued contributions for the Exide Salaried Retirement and 401(k) Plan, (b) contributions to a Long-Term Disability Plan, and (c) split-dollar life insurance premiums as follows:

                                              (a)       (b)        (c)
                                            -------   -------    -------
                    Mr. Hawkins             $7,950       ---        ---
                    Mr. Pearson              8,250    $6,987     $  650
                    Mr. Gauthier             8,250     6,598      1,171
                    Mr. Tinker                 ---       ---        ---
                    Mr. Rankin               6,000     5,141      5,906

(4) Mr. Gauthier was appointed Executive Vice President and Chief Financial Officer in October 1993. Prior to that time, he served as Vice President-Finance.
(5)  Mr. Tinker joined the Company in May 1994.
(6)  This award was canceled in October 1995.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL RATES OF
                                                                                               STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                                 FOR OPTION TERM
                   ----------------------------------------------                        ------------------------------------

                   NUMBER OF       % OF TOTAL
                   SECURITIES      OPTIONS            EXERCISE
                   UNDERLYING      GRANTED TO         OR BASE
                   OPTIONS         EMPLOYEES IN       PRICE  (PER       EXPIRATION
NAME               GRANTED (#)     FISCAL YEAR        SHARE)               DATE           0%       5%($)(1)        10%($)(1)
- ----               -----------     ------------       -----------       ----------        --       --------        ---------

Mr. Hawkins            -0-              N/A               N/A               N/A          N/A          N/A             N/A

Mr. Pearson            -0-              N/A               N/A               N/A          N/A          N/A             N/A

Mr. Gauthier(2)       30,000           29.4%             $29.50         11/21/2000       -0-      $  272,747       $ 575,934
                      10,000            9.8%             $50.00         11/17/2000       -0-       ($114,084)       ($13,022)

Mr. Tinker             -0-              N/A               N/A               N/A          N/A          N/A             N/A

Mr. Rankin             -0-              N/A               N/A               N/A          N/A          N/A             N/A

- -------------

(1) The amounts shown in these two columns represent potential realizable values using the options granted and the exercise prices. The assumed rates of stock price appreciation are set by SEC rules and are not intended to forecast the future appreciation of the Common Stock.

(2) Options become exercisable in 20% installments on each anniversary of the dates of grant.



   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                           Number of Securities Underlying
                                            Unexercised Options at Fiscal             Value of Unexercised In-the-Money
                                                    Year End (#)                      Options at Fiscal Year End ($)
                                           -------------------------------            ---------------------------------
                 SHARES         VALUE
NAME            ACQUIRED     REALIZED ($)  EXERCISABLE       UNEXERCISABLE            EXERCISABLE         UNEXERCISABLE
- ----            --------     ------------  -----------       -------------            -----------         -------------
Mr. Hawkins        -0-            N/A         -0-                 -0-                    -0-                   -0-

Mr. Pearson        -0-            N/A         -0-                 -0-                    -0-                   -0-

Mr. Gauthier       -0-            N/A         -0-               40,000                   -0-                   -0- (1)

Mr. Tinker         -0-            N/A          -0-                 -0-                   -0-                   -0-

Mr. Rankin         -0-            N/A          -0-                 -0-                   -0-                   -0-

- -----------

(1) No value is shown since, at the end of fiscal 1996, such options held by the named officer had exercise prices that were higher than the stock's market value at that time.


 Stock Award Plan

    The Company established an incentive stock plan effective April 1993. Under this plan, the Company granted 811,662 shares of Common Stock to a broad group of management employees. At the time of the grants, the Board of Directors believed that the value of the shares was $2.26. The agreements relating to the grants require the holders thereof to pay $2.25 per share to the Company prior to receiving the shares. The shares vest in full at the fifth anniversary of the original grant date and have certain restrictions related to sale and transferability, as well as requirements of continued employment with the Company. The following grants were made to the persons named in the Summary Compensation Table set forth above: Mr. Hawkins--240,406 shares; Mr. Pearson-- 61,840 shares; Mr. Gauthier--30,920 shares; and Mr. Rankin--30,920 shares.

Executive Employment Agreements

     The Company entered into employment agreements with Mr. Hawkins in June 1985, Mr. Pearson in June 1985 and Mr. Rankin in June 1987. Each year, the Board of Directors has authorized amendments to such employment agreements to provide that the base salaries set by the Compensation Committee for such year are the minimum salaries under such employment agreements. Such agreements currently provide for annual base salaries of not less than $900,000, $450,000 and $230,000, respectively, with the opportunity to earn bonuses under certain circumstances. These agreements do not contain a stated termination date, but may be terminated by either party on notice to the other. If the Company terminates an agreement without cause, the Company will provide severance pay equal to one year's salary at the rate in effect at the time of termination. These agreements also prohibit each executive from engaging in certain competitive activities for two years after termination.

                                  -----------

     The following Compensation Committee Report on Executive Compensation and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement incorporating this Proxy Statement into any such filing, except to the extent the Company specifically incorporates such information by reference in such a filing.


Compensation Committee Report on Executive Compensation

     The Company's compensation program for its executive officers is designed to enable it to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives so as to enhance stockholder value.

     The principal elements of the senior executives' compensation consist of base salary, incentive cash bonuses and long-term stock awards.

     Prior to the Company's initial public offering in October 1993, executive compensation decisions were generally made by the full Board of Directors, rather than the Compensation Committee. Since the Company's shares have been publicly traded, the Compensation Committee has had a larger role in this area, although it continues to consider, as the full Board had in the past, the recommendations of the Chief Executive Officer with respect to the compensation of the other executive officers.

     In determining base salaries for fiscal 1995 and prior years, the Board and the Committee based their decisions on subjective and informal policies and considered various factors, including, most importantly, the executive's level of responsibility and individual performance and also the profitability of the Company and the understanding of the Board members involved, from their personal business experience, of the general levels of salaries being paid to senior executives in other industrial corporations. Beginning in fiscal 1996, in anticipation of the Company's expansion into the European battery market, the Compensation Committee has annually reviewed the senior executives' compensation programs and recommended to the Board of Directors compensation levels benchmarked to companies of similar size. Such companies have not included the companies included in the Peer Group (as defined below). Accordingly, for fiscal 1996 and 1997 salaries, less importance was given to the factors referred to above and instead the benchmarking results were given the greatest weight. As a result, in October 1994, the Compensation Committee recommended, and the Board of Directors approved, an increase in the base salaries of its senior executives to approximately the mid-point of the range of salaries of senior executives with similar duties at the other companies. Such increase was instituted in two steps--October 1994 and April 1995. For fiscal 1997, the benchmarking process resulted in no change in base salaries. For additional information on annual base salaries, see "Executive Compensation--Executive Employment Agreements" above.

     Annual cash bonuses can represent a large portion of the total cash compensation of the Company's executive officers and serve as an incentive to achieve corporate goals for earnings before interest and taxes. The Compensation Committee believes that, because the Company's most highly compensated officers more significantly affect the Company's results of operations than other officers, a larger portion of their compensation should be in the form of a cash bonus. In setting fiscal 1996 bonuses, the Compensation Committee established certain target levels based on earnings before interest and taxes, as the Compensation Committee had done in the preceding fiscal year (except that the required level of earnings before interest and taxes was higher in fiscal 1996). The Company did not achieve the target levels set by the Compensation Committee in fiscal 1996 with respect to the named executive officers, except for Mr. Tinker whose target levels were based on European results. Therefore, Mr. Tinker was the only named executive officer to receive a bonus. In May 1996, the Compensation Committee established, and the Board of Directors ratified, the bonus plan described in ''Approval of the Fiscal 1997 Bonus Plan'' below. The Compensation Committee considered the Company's cost reduction goals for fiscal 1997 in setting the goals in the new bonus plan.

     The compensation for the Chief Executive Officer for fiscal 1997 was determined in the manner described above and no particular quantitative measures were used in determining his compensation except as so described.

     Section 162(m) of the Internal Revenue Code sets a $1 million limit on deductions for the compensation of each executive officer. Certain performance-based compensation is excluded from this limit. By virtue of the proposal described in ''Approval of the Fiscal 1997 Bonus Plan'' below, the Compensation Committee has structured the Company's annual bonus plan so as to attempt to bring compensation under such plan within the Section 162(m) exclusion.


                            Compensation Committee

                           Robert H. Irwin, Chairman
                                  Earl Dolive
                               Timothy O. Fisher
                               Arthur R. Taylor


Performance Graph

     Set forth below is a graph comparing the cumulative total returns of (i) the Company's Common Stock, (ii) the Standard & Poor's(R) 500 Composite Stock Index ("S&P 500") and (iii) the average of the common stock prices of Echlin Inc., Federal-Mogul Corporation, Standard Motor Products, Inc. and Stant Corp., automobile parts manufacturers (the "Peer Group"), from October 29, 1993 through March 31, 1996. The graph assumes that $100 was invested on October 29, 1993 in each (using the closing price of the Company's Common Stock on such date of $26.875 per share following its initial public offering at $20.00 per share) and that dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG COMPANY, S&P 500 INDEX AND PEER GROUP
                    FROM OCTOBER 29, 1993 TO MARCH 31, 1996




                             [GRAPH APPEARS HERE]





- ------------------------------------------------------------
                      10/29/93   3/31/94   3/31/95   3/31/96
EXIDE CORPORATION    $  100.00  $ 137.46  $ 137.05  $  87.34
PEER GROUP           $  100.00  $  94.81  $ 103.04  $  99.02
S&P 500              $  100.00  $  96.45  $ 111.46  $ 147.25
- ------------------------------------------------------------

                              CERTAIN TRANSACTIONS


     In July 1988, the Company entered into a net lease with a corporation whose stockholders include Messrs. Hawkins, Pearson and Rankin. This corporation owns approximately 70 acres of land in Michigan which the Company uses for customer meetings and other business purposes. The lease expires in August 1996 and provides for rental payments of $26,250 per quarter. The Company believes that this lease will be extended on terms no less favorable to the Company than those currently applicable. The Company has the option, exercisable at any time during the term of this lease and any extension thereto, to purchase the leased property at its appraised market value.


                   2.  APPROVAL OF THE FISCAL 1997 BONUS PLAN

     In May 1996, the Compensation Committee established, subject to stockholder approval, performance goals under the fiscal 1997 bonus plan for the six most highly compensated officers of the Company. The business criteria on which the performance goals are based is earnings before interest and taxes as calculated in accordance with generally accepted accounting principles using audited financial information. The maximum amount of compensation that any employee could be paid under this bonus plan is $1,350,000.

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting is required for approval of the fiscal 1997 bonus plan. Approval of this bonus plan is required for all amounts awarded under the plan to qualify as compensation deductible by the Company under Section 162(m) of the Internal Revenue Code.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FISCAL 1997
                                  BONUS PLAN.


             3.  APPROVAL OF 1996 NON-EMPLOYEE DIRECTORS STOCK PLAN

     On May 23, 1996 the Board of Directors adopted and recommended for submission to shareholders for their approval the 1996 Non-Employee Directors Stock Plan (the "Director Stock Plan"). The purpose of the Director Stock Plan is to provide compensation to non-employee directors of the Company that will further link such directors' interest with those of the Company's shareholders. If approved by shareholders, the Director Stock Plan would become effective on August 14, 1996.

     Participation in the Director Stock Plan is limited to directors of the Company who are not employees of the Company or any of its subsidiaries. An aggregate of 20,000 shares of Common Stock is reserved for issuance under the Director Stock Plan. Such number of shares may be appropriately adjusted in the event of certain changes in the Company's capitalization, such as stock dividends, stock splits, recapitalizations and the like. Shares of Common Stock issuable under the Director Stock Plan may be authorized and unissued shares held in treasury or any combination thereof.

     If the Director Stock Plan is approved by shareholders, for each fiscal year beginning with the year which commenced April 1, 1996, each non-employee director of the Company who is elected a director at the annual meeting of Shareholders for such year or who is continuing as a director as of the annual meeting for such year shall receive an award of 500 shares of Common Stock, effective as of the conclusion of such Annual Meeting. Such shares may not be sold, transferred or otherwise disposed of for a period of six months after receipt (except in the case of the death or disability of the director).

     The Director Stock Plan will be administered by the Compensation Committee of the Board of Directors of the Company or such other committee of the Board as may be appointed by the Board consisting of not less than three members of the Board. The Board of Directors may amend the Director Stock Plan in any respect, provided that no amendment may be made without number of shares of Common Stock available for issuance under the accruing to the participants under the Director Stock Plan, or (iii) participating in the Director Stock Plan, and provided, further, every six months except to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the rules thereunder. The Board of Directors also has authority to terminate the Director Stock Plan at any time.

     Except as provided in the following sentence, a director will recognize ordinary income six months following the date of receipt of the shares (i.e., at the end of the period during which the director may not sell the shares) in an amount equal to the fair market value of the shares at that time. Within 30 days after the date the director receives the shares, the director may elect under
Section 83(b) of the Code to recognize taxable ordinary income at the time of receipt in an amount equal to the fair market value of the shares at such time. Receipt of the shares shall be considered to have occurred as of the date of the annual meeting on which the award is effective.

     A director's holding period for the shares for tax purposes will begin at the time taxable income is recognized, and the tax basis in the shares will be the amount of ordinary income so recognized. Any dividends received on the shares prior to the date the director recognizes income as described above will be taxable compensation income when received. The Company is entitled to a federal income tax deduction equal to the amounts of income recognized by a director.

  The affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the Director Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 NON-EMPLOYEE
                             DIRECTORS STOCK PLAN.


                   4.  APPROVAL OF CONVERSION STOCK PROPOSAL

BACKGROUND

     The Company entered into a Placement Agreement, dated December 11, 1995 (the "Placement Agreement"), with Morgan Stanley & Co. Incorporated (the "Placement Agent") under which the Company issued in a private placement $346 million aggregate principal amount at maturity of its 2.90% Convertible Senior Subordinated Notes due 2005 (the "Notes") on December 15, 1995 and an additional $51.9 million aggregate principal amount at maturity on January 10, 1996. Net proceeds to the Company from the Note offering were approximately $279.9 million. The Notes were sold by the Placement Agent to qualified institutional buyers and other institutional accredited investors. The Notes are convertible at the option of the holders thereof at any time prior to maturity, at an initial conversion rate of 12.5473 shares of Common Stock per $1,000 principal amount at maturity of Notes (approximately $79.70 per share), subject to adjustment from time to time upon the occurrence of certain events. If all of the Notes were converted at such conversion rate, 4,992,571 shares of Common Stock would be issued. The net proceeds from the sale of the Notes were used to repay certain of the Company's indebtedness under its Credit Agreement.

     The Notes are redeemable at any time on or after December 15, 1998 at the option of the Company, in whole or in part, initially at a redemption price equal to the issue price (72.329% of the principal amount at maturity) plus accrued original issue discount, plus interest accrued, in each case to the redemption date. The Notes may also be redeemed at the option of the holder if there is a Fundamental Change (as defined in the Indenture under which the Notes were issued). The interest payable on the Notes at 2.90% per annum plus the 27.671% original issue discount which is payable at maturity represent a 6.75% per annum yield to maturity.

     The initial conversion rate mentioned above is subject to adjustment (under formulae set forth in the Indenture for the Notes) in certain events, including:
(i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company (ii) certain subdivisions and combinations of the Common Stock;
(iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash); (v) distributions consisting of cash, excluding
(x) any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (A) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (B) 3.75 percent of the current market price (as defined in the Indenture) of the Common Stock on the trading day immediately prior to the date of declaration of such dividend, and (y) any payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the trading day next preceding the date on which the Company becomes irrevocably obligated to make such payment and payments in respect of certain terms or exchange offers by others.

THE NYSE APPROVAL REQUIREMENT

     The Board approved the issuance of the Notes because the Board believed the application of the net proceeds as described above would provide the Company with needed financial flexibility to fund the Company's business strategy at a reasonable cost while minimizing the dilutive effect of the potential issuance of additional stock on the Company's existing stockholders.

     It is the policy of the New York Stock Exchange (the "NYSE"), on which the Company's outstanding Common Stock is listed for trading, to require stockholder approval of the issuance, other than in a public offering, of common stock or securities convertible into Common Stock if such common stock (including Common Stock issuable upon conversion of such convertible securities) has, or would have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before such issuance. If all of the shares issuable upon conversion of the Notes were outstanding, such shares would represent approximately 24% of the Common Stock currently outstanding immediately prior to such issuance.

     The stockholders are being asked to approve the issuance of Common Stock upon conversion of the Notes in response to the policy of the NYSE. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve such proposal. If the required affirmative vote by the stockholders is not obtained, the Notes will remain outstanding in accordance with their terms, including the right to convert the Notes into Common Stock.

     BECAUSE OF THE IMPORTANCE OF MAINTAINING A MARKET FOR THE TRADING OF THE COMPANY'S COMMON STOCK ON THE NYSE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH PROPOSAL. If the required stockholder approval were not obtained, the NYSE could commence delisting proceedings. In such an event, the Company would seek another exchange or market for the trading of its Common Stock.

      5.  APPROVAL OF AN INCREASE IN THE COMPANY'S AUTHORIZED COMMON STOCK

     The Board of Directors proposes that the Company's certificate of incorporation be amended to increase the total number of authorized shares of Common Stock from 30,000,000 shares to 60,000,000. Currently, the certificate of incorporation authorizes 30,000,000 shares of Common Stock $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share. As of July 12, 1996, none of the Preferred Stock was issued and the Company had 20,927,103 shares of Common Stock outstanding, leaving 9,072,826 authorized shares available for further issuance, of which 700,000 shares have been reserved for issuance under the Company's 1993 Long Term Incentive Plan and 4,992,571 shares were reserved for issuance upon conversion of the Company's 2.90% Convertible Senior Subordinated Notes due 2005 (see item 4 above). In addition, if the 1996 Non-Employee Directors Plan (see item 3 above) is approved, an additional 20,000 shares will be reserved for issuance under such plan.

     The Board of Directors believes that the availability of additional shares will enhance the Company's flexibility in connection with possible future actions, such as equity offerings, stock dividends, acquisitions or mergers, and other corporate purposes. The Board of Directors will determine whether, when, and on what terms the issuance of shares may be warranted in connection with any of the foregoing purposes.

     The availability for issuance of additional shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding shares, the interest of a party attempting to gain control of the Company could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction.

     If the proposed amendment is approved, all or any of the additional authorized shares of Common Stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current stockholders would reduce current stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED INCREASE. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is required for approval of the proposed amendment. If the proposed amendment is adopted by the stockholders, it will become effective upon filing and recording a Certificate of Amendment as required by the Delaware General Corporation Law.


             6.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors proposes that the stockholders ratify the appointment by the Audit Committee of Arthur Andersen LLP to serve as the Company's independent auditors for the 1997 fiscal year. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS.



                               OTHER INFORMATION

     Management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

  Stockholder proposals to be presented at the 1997 Annual Meeting must be received by the Company on or before April 16, 1997, for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Secretary of the Company. In addition, the Company's By-laws contain certain requirements with respect to the submission of proposals and the nomination of directors at any stockholder meeting.

     The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the attention of the Corporate Secretary, Exide Corporation, 645 Penn Street, Reading, Pennsylvania 19601-4205.

                                     PROXY

                      Solicited by the Board of Directors

                               EXIDE CORPORATION
                     1400 North Woodward Avenue, Suite 130
                        Bloomfield Hills, Michigan 48304

     The undersigned hereby appoints Bernard F. Stewart and Alan E. Gauthier, and each of them, proxies, with power of substitution and revocation, to vote the stock of Exide Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on August 14, 1996 and at any adjournment or postponement thereof, with all the powers the undersigned would possess if present, with respect to the following:


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 THROUGH 6.

1.   Election of directors   FOR all nominees [_]    WITHHOLD AUTHORITY [_]
                             (except as indicated)   to vote for all nominees

Nominees: Arthur M. Hawkins, Douglas N. Pearson, Alan E. Gauthier, Earl Dolive, Robert H. Irwin and Arthur R. Taylor

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE OUT THAT NOMINEE'S NAME.)

2.   Approval of the Company's fiscal 1997 bonus plan.
     [_] FOR            [_] AGAINST                 [_] ABSTAIN

3.   To approve the Company's 1996 Non-employee Directors Stock Plan.
     [_] FOR            [_] AGAINST                 [_] ABSTAIN

4. To approve the issuance of Common Stock upon conversion of the Company's 2.90% Convertible Senior Subordinated Notes due 2005.
     [_] FOR            [_] AGAINST                 [_] ABSTAIN

5. To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000.
     [_] FOR            [_] AGAINST                 [_] ABSTAIN

6. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.
     [_] FOR            [_] AGAINST                 [_] ABSTAIN

7. In their discretion, the proxies are authorized to vote upon any other matter which may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR ITEMS 2 THROUGH 6.


Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

                                 Dated:               , 1996
                                       ---------------

                                 ---------------------------------------
                                              (Signature)

                                 ---------------------------------------
                                       (Signature if held jointly)